For immediate release
Inquiries to:
Hillary Kestler, PR Director
704.644.4137
hkestler@localfirstbank.com
May 14, 2024

FIRST BANCORP ANNOUNCES STRATEGIC LEADERSHIP CHANGES

SOUTHERN PINES, NC– First Bancorp and First Bank, the wholly owned subsidiary of First Bancorp (NASDAQ – FBNC) (collectively, the “Bank”), are pleased to announce the expansion of its executive leadership team in order to enhance the execution of its long-term strategic plan. Effective May 13, 2024, Christian Wilson was named Executive Vice President and Chief Operating Officer of the Bank, reporting to Adam Currie, President of First Bank. Wilson has most recently spent 10 years with Fiserv in New York City overseeing Credit, Fraud and Risk, both on a national and global scale. Prior to his time at Fiserv, he served as a team leader of the Secret Service Electronic Crimes Task Force. Christian has expert knowledge in operations and strategy across cyber, controls, regulatory review, credit management and fraud functions within financial services. He is a Guilford County, N.C. native and was a Park Scholar at N.C. State University and will office in Greensboro.

Donna Ward has assumed the new position of Chief Transformation Officer of First Bank as of May 13, 2024. Donna will be focused specifically on change leadership and project management preparing the Bank and associates for enterprise-wide organizational changes that will accompany continued growth. Having been with First Bank over 27 years, Donna has witnessed significant change and has already earned a strong reputation as a change leader and advocate through acquisitions and systems integrations and conversions.

In addition, on May 13, 2024, Brent Hicks joined the Bank as Executive Vice President and Chief Accounting Officer(“CAO”), reporting to Elizabeth Bostian, Chief Financial Officer. Brent’s expertise as an audit and risk expert in Finance at BB&T/Truist, as well as in the Chief Accounting Officer role at a $26 billion bank will align directly with the expertise needed as the Bank expands. Effective with Brent’s joining the Bank, Blaise Buczkowski will shift from CAO responsibilities to the role of Executive Vice President of Corporate Finance, leading the financial analysis, forecasting, integration and planning functions for the Bank. While Blaise has been performing many of these functions since joining the Bank in 2017, she will now be focused on building a comprehensive financial view of the company that will leverage financial data for strategic planning and informed decision-making. Brent also will office in Greensboro.

“We are very excited to have Christian and Brent join our organization, and for the opportunities to leverage the expertise of both Donna and Blaise as they assume new responsibilities. Integrating and aligning talent in these key areas of the Bank is exactly what we need as we continue to grow and navigate change. Our commitment to excellence applies as much to the internal working of First Bank as it does to our external service delivery. These changes reflect that commitment as we continue to prepare our company to embrace the future and bring value to our customers, associates and stakeholders,” said Mike Mayer, First Bancorp President and First Bank Chief Executive Officer.

With accolades in 2023 that include being named a Top Employer by Business NC Magazine, as one of the Top 10 Best Performing Banks by S&P Global, and to the KBW Annual Bank Honor Roll, among others, First Bank is focused on continuing its strong legacy these strategic leadership changes. You can learn more about First Bank at localfirstbank.com.

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About us:
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $12.1 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders.

Please visit our website at www.LocalFirstBank.com for more information.

First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC." Member FDIC, Equal Housing Lender.